DUNDEE BANCORP REPORTS

THIRD QUARTER 2004 RESULTS

Toronto, Ontario – November 11, 2004: DUNDEE BANCORP INC. (TSX:  DBC.A) reports its financial results for the three and nine months ended September 30, 2004.  Net earnings for the first nine months of 2004 were $55.5 million or $2.20 per share compared with $40.9 million or $1.62 per share for the same period of 2003.  On a quarterly basis, net earnings were $14.4 million or $0.57 per share, compared with $4.5 million or $0.18 per share in the third quarter of 2003.

The results for our Dundee Wealth Management activities reflect the increase of $1.6 billion in assets under management since December 31, 2003, as well as the increased financial service revenues resulting from an acquisition completed in December 2003.  Expenses reflect the increased activities as well as higher than normal operating costs, which were expected as the result of the integration and ramp up of our securities brokerage and financial planning activities.  It was originally estimated that the integration period, along with higher than normal operating costs would occur over 18 to 24 months.  Since acquisition, Dundee Wealth has merged similar regulated operating subsidiaries, and has completed several back office system conversions, with another to be completed by the end of this year.  To date, operations related to the Cartier acquisition are running at break even levels.  Non recurring integration costs in the nine month period are estimated at $8 million.

Our real estate division reported three and nine month operating earnings before taxes of $17.7 million and $35.2 million, respectively.  During the third quarter of this year, Dundee Realty completed the registration of the first tower of the Pantages condominium project in downtown Toronto, and reported an accounting profit of $9.7 million.  In the three and nine month periods ended September 30, 2004, we earned $3.1 million and $8.0 million, respectively, in equity earnings and dilution gains from our ownership in Dundee REIT.

Subsequent to the end of the third quarter, our real estate division announced that it had acquired 50% of the assets comprising the Distillery Historic District in downtown Toronto for approximately $18 million.  The Distillery District is a historical site, built in 1832, and has recently been developed from a former distillery into a well known tourist area and cultural district, home to artist studios, performance theatres, art organizations and galleries.  The project consists of 400,000 square feet of existing historical properties and a further 1,000,000 of residential density.

The investment income reflected in our resources segment is almost all related to the elimination of our ownership of the remaining shares of IAMGold Corporation, which position was acquired when our affiliate, Repadre Capital Corporation was taken over by that company during 2003.

DUNDEE BANCORP INC.

Our investment income was $8.1 million in the three months ended September 30, 2004.  This compares with $8.6 million earned in the same period of 2003.  Our year-to-date investment income is $63.7 million and includes $26.8 million earned from Dundee Precious Metals Inc. by Dundee Wealth.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements about the Company, including its business operations, strategy and expected financial performance and conditions.  Forward looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” or similar expressions. Such statements are based on the current expectations of management, and inherently involve numerous risks and uncertainties, known and unknown, including economic factors and the financial services industry, generally.  These forward looking statements are not guarantees of future performance, and actual events and results could differ materially from those expressed or implied by forward looking statements made by the Company.  The reader is cautioned to consider these and other factors carefully and not place undue reliance on forward looking statements.  The Company has no specific intention to update any forward looking statements whether as a result of new information, future events or otherwise.

Readers are referred to the media release of Dundee Wealth Management Inc. dated November 11, 2004 for more information on that company.

A review of the activities and performance of the Company, together with interim consolidated financial statements and a Management’s Discussion and Analysis, will be published in the Company’s Third Quarter 2004 Report to Shareholders which should be mailed to shareholders on or before November 12, 2004.

For further information please contact:

Ned Goodman

Joanne Ferstman

Dundee Bancorp Inc.

Dundee Bancorp Inc.

President & CEO

Executive Vice President & CFO

Tel: (416) 365-5665

Tel: (416) 365-5010

ngoodman@dundeebancorp.com

jferstman@dundeebancorp.com

DUNDEE BANCORP INC.

Segmented Earnings for the nine months ended September 30, 2004 and 2003

(in thousands of dollars)						2004
For the nine months ended September 30, 2004	Wealth Management	Real Estate	Resources	Other Investments and Corporate Costs	Intersegment	TOTAL
REVENUES
Management and administration fees	$169,985	$-	$-	$-	$-	$169,985
Redemption fees	7,797	-	-	-	-	7,797
Financial services	249,715	-	-	2,276	(2,261)	249,730
Real estate revenue	-	137,173	-	-	-	137,173
Oil and gas sales, net of royalties	-	-	4,296	-	-	4,296
Investment income	28,247	-	25,480	10,826	(813)	63,740
	455,744	137,173	29,776	13,102	(3,074)	632,721
EXPENSES
Selling, general and administrative	149,442	5,048	881	13,229	(2,261)	166,339
Variable compensation	174,826	-	-	-	-	174,826
Trailer fees	30,997	-	-	-	-	30,997
Operating costs, real estate	-	101,912	-	-	-	101,912
Operating costs, oil and gas properties	-	-	1,194	-	-	1,194
	355,265	106,960	2,075	13,229	(2,261)	475,268
OPERATING EBITDA	100,479	30,213	27,701	(127)	(813)	157,453
Amortization of deferred sales commissions	26,384	-	-	-	-	26,384
Depreciation, depletion and amortization	7,389	330	1,062	760	-	9,541
Interest expense	1,532	1,090	19	8,710	(813)	10,538
OPERATING EARNINGS (LOSS)	65,174	28,793	26,620	(9,597)	-	110,990
Equity earnings	-	8,037	3,758	573	-	12,368
Investment provision	-	-	-	(3,339)	-	(3,339)
Non controlling interest	(17,635)	(1,585)	(319)	-	-	(19,539)
	$47,539	$35,245	$30,059	$(12,363)	$-	100,480
Dilution loss						(1,738)
Income taxes						(43,281)
NET EARNINGS FOR THE PERIOD						$55,461

(in thousands of dollars)						2003
For the nine months ended September 30, 2003	Wealth Management	Real Estate	Resources	Other Investments and Corporate Costs	Intersegment	TOTAL
REVENUES
Management and administration fees	$121,662	$-	$-	$-	$-	$121,662
Redemption fees	8,038	-	-	-	-	8,038
Financial services	103,721	-	-	2,517	(2,512)	103,726
Real estate revenue	-	29,916	-	-	-	29,916
Oil and gas sales, net of royalties	-	-	9,203	-	-	9,203
Investment income (loss)	(430)	425	30,634	2,209	(886)	31,952
	232,991	30,341	39,837	4,726	(3,398)	304,497
EXPENSES
Selling, general and administrative	95,428	504	1,318	6,572	(2,512)	101,310
Variable compensation	58,303	-	-	-	-	58,303
Trailer fees	23,580	-	-	-	-	23,580
Operating costs, real estate	-	28,639	-	-	-	28,639
Operating costs, oil and gas properties	-	-	4,016	-	-	4,016
	177,311	29,143	5,334	6,572	(2,512)	215,848
OPERATING EBITDA	55,680	1,198	34,503	(1,846)	(886)	88,649
Amortization of deferred sales commissions	31,685	-	-	-	-	31,685
Depreciation, depletion and amortization	3,924	632	1,301	816	-	6,673
Interest expense	2,917	-	30	9,417	(886)	11,478
OPERATING EARNINGS (LOSS)	17,154	566	33,172	(12,079)	-	38,813
Equity earnings (loss)	-	8,965	(136)	305	-	9,134
Non controlling interest	(3,205)	-	(298)	-	-	(3,503)
	$13,949	$9,531	$32,738	$(11,774)	$-	44,444
Dilution loss						(1,312)
Income taxes						(2,267)
NET EARNINGS FOR THE PERIOD						$40,865

DUNDEE BANCORP INC.

Segmented Earnings for the three months ended September 30, 2004 and 2003

(in thousands of dollars)						2004
For the three months ended September 30, 2004	Wealth Management	Real Estate	Resources	Other Investments and Corporate Costs	Intersegment	TOTAL
REVENUES
Management and administration fees	$54,794	$-	$-	$-	$-	$54,794
Redemption fees	2,360	-	-	-	-	2,360
Financial services	74,120	-	-	718	(703)	74,135
Real estate revenue	-	82,744	-	-	-	82,744
Oil and gas sales, net of royalties	-	-	225	-	-	225
Investment income (loss)	(35)	-	7,311	823	(11)	8,088
	131,239	82,744	7,536	1,541	(714)	222,346
EXPENSES
Selling, general and administrative	48,834	1,875	92	2,314	(703)	52,412
Variable compensation	52,979	-	-	-	-	52,979
Trailer fees	10,497	-	-	-	-	10,497
Operating costs, real estate	-	64,350	-	-	-	64,350
Operating costs, oil and gas properties	-	-	59	-	-	59
	112,310	66,225	151	2,314	(703)	180,297
OPERATING EBITDA	18,929	16,519	7,385	(773)	(11)	42,049
Amortization of deferred sales commissions	8,805	-	-	-	-	8,805
Depreciation, depletion and amortization	2,922	271	65	278	-	3,536
Interest expense	358	53	9	2,983	(11)	3,392
OPERATING EARNINGS (LOSS)	6,844	16,195	7,311	(4,034)	-	26,316
Equity earnings (loss)	-	3,064	(1,365)	208	-	1,907
Investment provision	-	-	-	-	-	-
Non controlling interest	(1,024)	(1,585)	160	-	-	(2,449)
	$5,820	$17,674	$6,106	$(3,826)	$-	25,774
Dilution gain						78
Income taxes						(11,476)
NET EARNINGS FOR THE PERIOD						$14,376

(in thousands of dollars)						2003
For the three months ended September 30, 2003	Wealth Management	Real Estate	Resources	Other Investments and Corporate Costs	Intersegment	TOTAL
REVENUES
Management and administration fees	$42,535	$-	$-	$-	$-	$42,535
Redemption fees	2,391	-	-	-	-	2,391
Financial services	38,212	-	-	830	(825)	38,217
Real estate revenue	-	29,916	-	-	-	29,916
Oil and gas sales, net of royalties	-	-	2,047	-	-	2,047
Investment income	202	425	4,681	3,594	(287)	8,615
	83,340	30,341	6,728	4,424	(1,112)	123,721
EXPENSES
Selling, general and administrative	34,080	504	354	3,968	(825)	38,081
Variable compensation	21,519	-	-	-	-	21,519
Trailer fees	8,551	-	-	-	-	8,551
Operating costs, real estate	-	28,639	-	-	-	28,639
Operating costs, oil and gas properties	-	-	680	-	-	680
	64,150	29,143	1,034	3,968	(825)	97,470
OPERATING EBITDA	19,190	1,198	5,694	456	(287)	26,251
Amortization of deferred sales commissions	10,488	-	-	-	-	10,488
Depreciation, depletion and amortization	1,256	632	482	408	-	2,778
Interest expense	873	-	23	3,105	(287)	3,714
OPERATING EARNINGS (LOSS)	6,573	566	5,189	(3,057)	-	9,271
Equity earnings	-	2,647	(1,494)	58	-	1,211
Non controlling interest	(999)	-	(129)	-	-	(1,128)
	$5,574	$3,213	$3,566	$(2,999)	$-	9,354
Dilution gain						318
Income taxes						(5,165)
NET EARNINGS FOR THE PERIOD						$4,507

DUNDEE BANCORP INC.

     D U N D E E   B A N C O R P   I N C.

C O N S O L I D A T E D   B A L A N C E   S H E E T S

As at September 30, 2004 and December 31, 2003
(expressed in thousands of Canadian dollars) (unaudited)
	September 30, 2004	December 31, 2003
		(Restated)

ASSETS
Cash and short term investments	$166,373	$148,658
Brokerage securities owned	27,297	24,978
Accounts receivable	160,630	170,682
Client accounts receivable	330,508	354,347
Corporate investments	372,792	324,867
Deferred sales commissions	102,069	85,309
Capital and other assets	150,411	160,625
Goodwill and other intangible assets	453,892	465,135
TOTAL ASSETS	$1,763,972	$1,734,601

LIABILITIES
Bank indebtedness	$12,600	$21,181
Accounts payable and accrued liabilities	147,522	186,276
Brokerage securities sold short	7,870	3,966
Client deposits and related liabilities	325,965	336,126
Income taxes payable	16,979	13,827
Corporate debt	251,979	295,622
Future income tax liabilities	66,883	38,552
	829,798	895,550

NON CONTROLLING INTEREST	284,719	245,818

SHAREHOLDERS' EQUITY
Share capital
Common shares	289,902	288,740
Contributed surplus	1,737	987
Retained earnings	359,185	304,758
Foreign currency translation adjustment	(1,369)	(1,252)
	649,455	593,233
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,763,972	$1,734,601

DUNDEE BANCORP INC.

D U N D E E   B A N C O R P   I N C.

C O N S O L I D A T E D   S T A T E M E N T S   O F   O P E R A T I O N S

For the three and nine months ended September 30, 2004 and 2003
(expressed in thousands of Canadian dollars, except per share amounts) (unaudited)
	Three months		Nine months
	2004	2003	2004	2003
		(Restated)		(Restated)

REVENUE
Management and administration fees	$54,794	$42,535	$169,985	$121,662
Redemption fees	2,360	2,391	7,797	8,038
Financial services	74,135	38,217	249,730	103,726
Real estate revenue	82,744	29,916	137,173	29,916
Oil and gas sales, net of royalties	225	2,047	4,296	9,203
	214,258	115,106	568,981	272,545
Investment income	8,088	8,615	63,740	31,952
	222,346	123,721	632,721	304,497

EXPENSES
Selling, general and administrative	52,412	38,081	166,339	101,310
Variable compensation	52,979	21,519	174,826	58,303
Trailer fees	10,497	8,551	30,997	23,580
Operating costs, real estate	64,350	28,639	101,912	28,639
Operating costs, oil and gas properties	59	680	1,194	4,016
	180,297	97,470	475,268	215,848

OPERATING EARNINGS BEFORE INTEREST, TAXES AND OTHER NON CASH ITEMS	42,049	26,251	157,453	88,649
Amortization of deferred sales commissions	8,805	10,488	26,384	31,685
Depreciation, depletion and amortization	3,536	2,778	9,541	6,673
Interest expense	3,392	3,714	10,538	11,478

OPERATING EARNINGS	26,316	9,271	110,990	38,813
Share of earnings of equity accounted investees	1,907	1,211	12,368	9,134
Dilution (loss) gain	78	318	(1,738)	(1,312)
Investment provision	-	-	(3,339)	-
Income taxes
Current	(2,029)	(3,621)	(16,059)	(3,701)
Future	(9,447)	(1,544)	(27,222)	1,434
	(11,476)	(5,165)	(43,281)	(2,267)

Non controlling interest	(2,449)	(1,128)	(19,539)	(3,503)
NET EARNINGS FOR THE PERIOD	$14,376	$4,507	$55,461	$40,865

RETAINED EARNINGS AT BEGINNING OF PERIOD	$345,023	$217,277	$304,758	$184,787
Change in opening retained earnings to account for
changes in accounting policies	-	-	-	(3,452)
Net earnings	14,376	4,507	55,461	40,865
Premiums related to cancellation of share capital	(214)	-	(1,034)	(416)
RETAINED EARNINGS AT END OF PERIOD	$359,185	$221,784	$359,185	$221,784

EARNINGS PER SHARE

Basic	$0.57	$0.18	$2.20	$1.62
Diluted	$0.55	$0.18	$2.09	$1.61

DUNDEE BANCORP INC.

D U N D E E   B A N C O R P   I N C.

C O N S O L I D A T E D   S T A T E M E N T S   O F   C A S H   F L O W S

For the three and nine months ended September 30, 2004 and 2003
(expressed in thousands of Canadian dollars) (unaudited)
Three months			Nine months
2004		2003	2004	2003
		(Restated)		(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings for the period	$14,376	$4,507	$55,461	$40,865
Non cash items in earnings:
Depreciation, depletion and amortization	12,341	13,266	35,925	38,358
Net investment gains	(7,378)	(5,507)	(60,360)	(28,595)
Share of unremitted equity earnings	(1,907)	(1,211)	(12,368)	(9,134)
Dilution loss (gain)	(78)	(318)	1,738	1,312
Investment provision	-	-	3,339	-
Future income taxes	9,447	1,544	27,222	(1,434)
Non controlling interest	2,449	1,128	19,539	3,503
Other	2,463	371	5,657	995
	31,713	13,780	76,153	45,870
Changes in:
Accounts receivable	(4,805)	(4,634)	29,244	(1,771)
Accounts payable and accrued liabilities	(630)	7,244	(33,487)	3,038
Bank indebtedness	7,922	1,816	(8,581)	(3,057)
Income taxes payable	1,922	3,082	1,214	(1,922)
Brokerage securities owned and sold short, net	(293)	(2,634)	1,585	(2,642)
Client accounts receivable, net of client deposits and related liabilities	(33,125)	(18,871)	13,678	(26,089)
Development of land, housing and condominium inventory	37,153	(7,156)	18,296	(7,156)
Other real estate working capital	(56,575)	-	(39,448)	-
CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES	(16,718)	(7,373)	58,654	6,271
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from dispositions of portfolio investments	7,516	10,848	66,772	110,840
Acquisitions of portfolio investments	(14,585)	(923)	(37,984)	(16,449)
Cash acquired in business acquisitions	-	-	-	2,978
Acquisition of non controlling interest	-	-	(1,000)	(2,000)
Sales commissions paid on distribution of mutual funds	(12,249)	(9,512)	(43,144)	(26,019)
Acquisition of shares in subsidiary	-	(397)	(2,690)	(3,251)
Acquisition of land held for development	(2,587)	10,423	(13,018)	10,423
Other	(7,523)	(1,186)	(14,687)	(5,639)
CASH (USED IN) PROVIDED FROM INVESTING ACTIVITIES	(29,428)	9,253	(45,751)	70,883
CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) increase in corporate debt	16,795	(46,911)	(23,947)	(42,565)
Increase in real estate debt	4,187	-	577	-
Issuance of Class A subordinate shares, net of issue costs	44	351	2,020	561
Acquisition of Class A subordinate shares	(400)	(2,573)	(1,675)	(4,694)
Issuance of shares in subsidiaries to non controlling interest	940	632	37,040	2,117
Cancellation of shares in subsidiary	(3,750)	-	(7,855)	-
Dividends paid by subsidiaries to non controlling shareholders	(444)	(137)	(1,348)	(412)
CASH PROVIDED FROM (USED IN)FINANCING ACTIVITIES	17,372	(48,638)	4,812	(44,993)
NET INCREASE (DECREASE) IN CASH DURING THE PERIOD	(28,774)	(46,758)	17,715	32,161
Cash and short term investments, beginning of period	195,147	198,386	148,658	119,467
CASH AND SHORT TERM INVESTMENTS, END OF PERIOD	$166,373	$151,628	$166,373	$151,628
Cash flows from operating activities include the following:
Interest paid	$3,392	$3,714	$10,538	$11,478
Taxes paid	$1,789	$958	$19,557	$7,067

DUNDEE BANCORP INC.